Exhibit 5.1

John Sellers
(650) 843-5070
jsellers@cooley.com

June 5, 2020

Enphase Energy, Inc.
47281 Bayside Pkwy
Fremont, CA 94538

Ladies and Gentlemen:
We have acted as counsel to Enphase Energy, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 6,239,886 shares of the Company’s Common Stock, par value $0.00001 per share, consisting of (i) 5,539,886 shares (the “EIP Shares”) pursuant to the Company’s 2011 Equity Incentive Plan, as amended (the “2011 EIP”), and (ii) 700,000 shares (together with the EIP Shares, the “Shares”) pursuant to the Company’s 2011 Employee Stock Purchase Plan, as amended (together with the 2011 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof , the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than by the Company of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
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3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Enphase Energy, Inc.
June 5, 2020
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

Cooley LLP

By:	/s/ John Sellers
John Sellers

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM